EXHIBIT 99.2

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Berkshire Hathaway Energy Announces Early Tender Date Results and Pricing of Debt Tender Offer and Consent Solicitation

DES MOINES, Iowa – December 28, 2017 - Berkshire Hathaway Energy (“BHE”) announced today that BHE and MidAmerican Funding, LLC (“MidAmerican Funding”), a direct, wholly-owned subsidiary of BHE, have determined the Reference Yield and Total Consideration (each as defined below) for their previously announced cash tender offer (the “Tender Offer”) for certain series of outstanding bonds specified below (the “Bonds”). BHE further announced the results as of 5:00 p.m., New York City time, on December 27, 2017 (the “Early Tender Date”) of the Tender Offer. The terms and conditions of the Tender Offer are described in an Offer to Purchase and Solicitations of Consents (the “Offer to Purchase”) and the related Consent and Letter of Transmittal (the “Letter of Transmittal”), each dated December 13, 2017.

The Tender Offer commenced on December 13, 2017. BHE and MidAmerican Funding (each, an “Offeror” and together, the “Offerors”) are offering to purchase for cash the applicable series of Bonds set out in the table below for an aggregate purchase price (including principal and premium) of up to approximately $1,500,000,000 (as such amount may be increased, the “Maximum Tender Amount”), plus accrued and unpaid interest on the Bonds from the last applicable interest payment date up to, but not including, the applicable Settlement Date (as defined below). The amount of a series of Bonds that is purchased in the Tender Offer will be based on the order of priority (the “Acceptance Priority Level”) for such series of Bonds as set forth in the table below, with 1 being the highest Acceptance Priority Level and 5 being the lowest Acceptance Priority Level. Since the purchase of all of the Bonds with Acceptance Priority Level 4 validly tendered and not validly withdrawn would result in an aggregate purchase price that would exceed the Maximum Tender Amount, the amount of Bonds purchased in such series will be subject to proration using the procedure more fully described in the Offer to Purchase. Further, because the aggregate purchase price under the Tender Offer for Bonds validly tendered and not withdrawn prior to the Early Tender Date exceeds the Maximum Tender Amount, the Offerors will not accept for purchase any additional Bonds prior to the expiration of the Tender Offer on January 11, 2018.

The following table presents in respect of each series of Bonds to which the Tender Offer relates: (i) the Total Consideration (as defined below) to be paid to each holder of Bonds accepted for purchase, (ii) the reference yield used in the calculation of such consideration (“Reference Yield”) and (iii) the principal amount of each series of Bonds anticipated to be accepted for purchase.

Title of Security	CUSIP Number(s)	Acceptance Priority Level	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Early Tender Premium(1)	Total Consideration(1)	Principal Amount Anticipated to be Accepted for Purchase
Mid-American Funding 6.927% Senior Bonds due 2029	59562HAJ7	1	2.250% due 11/15/2027	2.436%	80	$30.00	$1,343.69	$85,510,000
BHE 8.480% Senior Bonds due 2028	129466AM0	2	2.250% due 11/15/2027	2.436%	80	$30.00	$1,471.42	$173,973,000
BHE 6.500% Senior Bonds due 2037	59562VAR8	3	2.750% due 8/15/2047	2.764%	85	$30.00	$1,404.31	$775,145,000
BHE 6.125% Senior Bonds due 2036	59562VAM9 59562VAL1	4	2.750% due 8/15/2047	2.764%	75	$30.00	$1,349.57	$30,086,000
BHE 5.950% Senior Bonds due 2037	59562VAP2	5	2.750% due 8/15/2047	2.764%	85	N/A	N/A	$0
(1) Per $1,000 principal amount of Bonds.

EXHIBIT 99.2

Concurrently with the Tender Offer, the Offerors are soliciting (the “Consent Solicitation”) consents (the “Consents”) from each holder of the Bonds, subject to the terms and conditions set forth in the Offer to Purchase, to certain proposed amendments (the “Proposed Amendments”) to the indentures governing each series of Bonds (collectively, the “Existing Indentures”). The purpose of the Proposed Amendments is to modify or eliminate certain restrictive covenants and events of default and related provisions contained in each applicable Existing Indenture. Based on the Bonds tendered as indicated above, BHE intends to execute a supplement to the applicable Existing Indenture (the “Supplemental Indenture”) with respect to the BHE 6.500% Senior Bonds due 2037 as Consents from holders of a majority of the outstanding aggregate principal amount of such series of Bonds were received and the amount of Bonds purchased of such series is not subject to proration under the Tender Offer. No other Existing Indentures will be amended in connection with the Tender Offer and Consent Solicitation. The Supplemental Indenture will be entered into, and become effective, on or promptly after the Early Settlement Date after BHE has accepted the BHE 6.500% Senior Bonds due 2037 for purchase in the Tender Offer.

Holders of Bonds validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase will receive the applicable “Total Consideration,” which includes an early tender premium of $30.00 per $1,000 of principal amount of Bonds accepted for purchase (the “Early Tender Premium”). Because the aggregate purchase price of the Bonds validly tendered and not validly withdrawn on the Early Tender Date exceeds the Maximum Tender Amount, the Offerors will not accept for purchase any Bonds that may be tendered after the Early Tender Date. The Total Consideration will only be paid to holders of tendered Bonds to the extent that the applicable Offeror accepts such Bonds for purchase. The Offerors’ respective obligations to accept for purchase and to pay for the tendered Bonds in the Tender Offer is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase.

Holders who tender their Bonds in the Tender Offer must consent to the Proposed Amendments applicable to such Bonds. Pursuant to the terms of the Offer to Purchase, the tender of Bonds will be deemed to constitute the delivery of a consent of such tendering holder to the applicable Proposed Amendments.

The Total Consideration for each series per $1,000 principal amount of Bonds validly tendered and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Offer to Purchase by reference to a fixed spread specified for each series of Bonds over the applicable Reference Yield based on the bid side price of the U.S. Treasury Security specified for each series of Bonds in the table above, as calculated by the Dealer Manager at 2:00 p.m., New York City time, on December 28, 2017. In addition to the Total Consideration, accrued and unpaid interest on the Bonds accepted for purchase will be paid from the last applicable interest payment date up to, but not including, the Early Settlement Date. Withdrawal rights with respect to the Bonds tendered and Consents delivered expired at 5:00 p.m., New York City time, on December 27, 2017.

Payment for the Bonds that were validly tendered and not validly withdrawn prior to the Early Tender Date and accepted for purchase by the applicable Offeror will be made on the date referred to as the “Early Settlement Date.” The Early Settlement Date for the Bonds is expected to be December 29, 2017.

The Dealer Manager for the Tender Offer and the Solicitation Agent for the Consent Solicitation is Citigroup Global Markets Inc. Investors with questions regarding the Tender Offer and Consent Solicitation may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Copies of the Offer to Purchase and Consent and Letter of Transmittal may be obtained from the Information Agent, Global Bondholder Services Corporation, at (866) 470-3800 (toll-free) or (212) 430-3774 (collect) or in writing at 65 Broadway, Suite 404, New York, NY 10006. Holders of Bonds are urged to carefully read these materials prior to making any decisions with respect to the Tender Offer and Consent Solicitation.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Bonds or any other securities. The Offerors are making the Tender Offer and Consent Solicitation only by, and pursuant to, the terms of the Offer to Purchase and the Letter of Transmittal. The Tender Offer and Consent Solicitation are not being made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities laws, blue sky laws or other laws of such jurisdiction. None of the Offerors, their respective boards of directors or managers, as applicable, the Dealer Manager, Global Bondholder Services Corporation (the “Depositary”) and the Information Agent or the trustees makes any recommendation that any holder of Bonds tender or refrain from tendering all or any portion of the principal amount of its Bonds or deliver Consents pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to deliver Consents and tender their Bonds, and, if so, the principal amount of Bonds to tender.

EXHIBIT 99.2

About Berkshire Hathaway Energy
Berkshire Hathaway Energy owns a portfolio of locally managed businesses that share a vision for a secure energy future, make sustainable investments to achieve that vision and had $85 billion of assets as of Dec. 31, 2016. These businesses deliver affordable, safe and reliable service each day to more than 11.6 million electric and gas customers and end-users around the world and consistently rank high among energy companies in customer satisfaction. Berkshire Hathaway Energy is headquartered in Des Moines, Iowa, U.S.A. Additional company information is available at www.berkshirehathawayenergyco.com.

Forward-Looking Statements
This news release contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon Berkshire Hathaway Energy Company’s current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of Berkshire Hathaway Energy Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include the impact of natural disasters and weather effects on revenues and other operating uncertainties, uncertainties relating to economic, political and business conditions and uncertainties regarding the impact of laws and regulations, including laws and regulations related to environmental protection, changes in government policy and competition. The foregoing factors that could cause Berkshire Hathaway Energy Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exclusive and should be considered in connection with information regarding risks and uncertainties that may affect Berkshire Hathaway Energy Company’s future results included in Berkshire Hathaway Energy Company’s filings with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s website (www.sec.gov). Berkshire Hathaway Energy Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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